Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-215587) and Form S-3 (No. 333-216340) of Energy XXI Gulf Coast, Inc. and subsidiaries ( “EGC”) of our report dated February 22, 2017, except for Note 2, as to which the date is March 21, 2018, relating to the consolidated financial statements of EGC as of and for the end-of-day December 31, 2016 and the financial statements of the predecessor to EGC, Energy XXI Ltd and subsidiaries, for the six month transition period ended December 31, 2016, and for each of the two years in the period ended June 30, 2016, which appears in this Form 10-K.

/s/ BDO USA, LLP

Houston, Texas
March 21, 2018